PARKERVISION ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

Jacksonville, Fla., March 20, 2013 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced that it intends to offer shares of common stock in an underwritten public offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT:LTS), is acting as the sole bookrunning manager  for the offering.  The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”). These securities may be offered only by means of a prospectus supplement.  A preliminary prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the preliminary prospectus supplement relating to the offering, together with the accompanying base prospectus included in the registration statement, may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, 9th Floor, New York, NY 10022 – Attention: George Mangione, (631) 270-1611 or GMangione@ladenburg.com. Before you invest, you should read the preliminary prospectus supplement and the accompanying base prospectus and other documents ParkerVision has filed or will file with the SEC for more complete information about ParkerVision and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks. ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information, including information regarding the proposed offering. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2012. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.	The Wall Street Group, Inc.
Cindy Poehlman, Chief Financial Officer	Ron Stabiner, Vice President
904-732-6100	212-888-4848
cpoehlman@parkervision.com	rstabiner@thewallstreetgroup.com

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